SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 24, 2003

HEI, Inc.

(Exact name of Registrant as Specified in Charter)

Minnesota	0-10078	41-0944876

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6385 Shady Oak Road, Suite 280, Eden Prairie, MN 55344

(Address of Principal Executive Offices, including Zip Code)

(952) 443-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 2. ACQUISITIONS AND DISPOSITIONS.
Item 7. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EX-2.1 Purchase Agreement
EX-2.2 Registration Rights Agreement
EX-2.3 Subordinated Promissory Note

Item 2. ACQUISITIONS AND DISPOSITIONS.

     On January 24, 2003, HEI, Inc., a Minnesota corporation (“HEI”), completed its acquisition of the assets of the Colorado operations of Colorado MEDtech, Inc., a Colorado corporation (“CMED”), a division specializing in medical technology outsourcing services, including device and software development, medical device connectivity and manufacturing system components for medical imaging. The assets acquired by HEI include, among other things, cash, intellectual property, equipment, inventory and facilities. The assets had a book value of approximately $8 million as of December 31, 2002. In consideration for the acquisition of the assets, HEI issued one million shares of its common stock and assumed approximately $900,000 in liabilities and other contractual obligations, including approximately $18 million of operating lease commitments over a period of ten years, from CMED. The closing price of HEI’s common stock on the NASDAQ Stock Market on January 24, 2003, was $2.60. As provided in that certain Registration Rights Agreement, dated as of January 24, 2003, between HEI and CMED (the “Registration Rights Agreement”), HEI agreed to use its reasonable best efforts to register the shares of common stock issued in connection with the acquisition within 120 days of January 24, 2003. In the event that the effectiveness of the registration is delayed, except if such delay is due to causes outside the control of HEI, the Registration Rights Agreement provides that HEI will be required to pay CMED a penalty of $30,000. Furthermore, in the event that the effectiveness of the registration continues to be delayed on the 270th day following January 24, 2003, provided that CMED owns ten percent (10%) of HEI’s outstanding common stock, the Registration Rights Agreement provides that CMED will be entitled to designate one member of the Board of Directors of HEI.

     The consideration paid by HEI in connection with the acquisition was determined through arms-length negotiations and was based, in part, on the book value of the assets acquired. Immediately prior to the acquisition, no material relationship existed between HEI and CMED or any of its affiliates, any director or officer of HEI or any associate of any director or officer of HEI. Previously, in late 2000, Anthony J. Fant, the Chairman, Chief Executive Officer and President of HEI owned approximately 9.9% of CMED’s common stock. This stock was sold by Mr. Fant to HEI in a transaction that was subsequently rescinded. Currently, Mr. Fant does not own any of CMED’s common stock and HEI owns 100 shares of CMED’s common stock.

     The foregoing is only a summary and is qualified in its entirety by the information contained in the Purchase Agreement, dated as of January 24, 2003, between HEI and CMED, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and in the Registration Rights Agreement, which is filed as Exhibit 2.2 to this Current Report on Form 8-K.

     Also on January 24, 2003, and in connection with the transaction, HEI issued a Subordinated Promissory Note (the “Note”) to CMED in the amount of $2.6 million. The interest rate on the Note is currently 10%, increasing by 2% in July 2003 and January 2004. The principal and interest are due under the Note on September 30, 2004. A portion of the $2.6 million loaned to HEI by CMED was used to pay all of HEI’s outstanding debt owed to LaSalle Business Credit, Inc., under its Amended and Restated Revolving Note, dated effective December 1, 2002. The working capital line of credit remains in place with LaSalle Business Credit, Inc. and is available for use by HEI pursuant to the terms of the agreement. The foregoing is only a summary and is qualified in its entirety by the information contained in the Note, which is filed as Exhibit 2.3 to this Current Report on Form 8-K.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements.

The required financial statements are not currently available. HEI will file such financial statements by amendment to this Current Report on Form 8-K as soon as possible, but in no event later than 60 days after the date that this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information.

The required pro forma financial information is not currently available. HEI will file such pro forma financial information by amendment to this Current Report on Form 8-K as soon as possible, but in no event later than 60 days after the date that this Current Report on Form 8-K was required to be filed.

(c)	Exhibits:

2.1	Purchase Agreement, dated as of January 24, 2003, by and between HEI, Inc. and Colorado MEDtech, Inc.*
2.2	Registration Rights Agreement, dated as of January 24, 2003, by and between HEI, Inc. and Colorado MEDtech, Inc.
2.3	Subordinated Promissory Note, dated as of January 24, 2003, issued by HEI, Inc. and accepted by Colorado MEDtech, Inc.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits, other than the Registration Rights Agreement attached to this Current Report on Form 8-K as Exhibit 2.2, and the schedules to this Purchase Agreement have been omitted. HEI, Inc. agrees to supplementally furnish such schedules upon request from the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEI, INC.

Dated: February 10, 2003

By	/s/ Steve E. Tondera, Jr. Steve E. Tondera, Jr. Its: Chief Financial Officer, Treasurer, Vice President Finance and Secretary